Exhibit 99.2

UNITED STATES OF AMERICA

CONSUMER FINANCIAL PROTECTION BUREAU

ADMINISTRATIVE PROCEEDING

File No. 2015-CFPB-0024

In the Matter of:	CONSENT ORDER

FIFTH THIRD BANK

The Consumer Financial Protection Bureau (Bureau) conducted a joint investigation with the Civil Rights Division of the Department of Justice (DOJ) of the indirect auto lending activities of Fifth Third Bank (Respondent, as defined below) and Respondent’s compliance with the Equal Credit Opportunity Act (ECOA), 15 U.S.C. §§ 1691-1691f, and its implementing regulation, Regulation B, 12 C.F.R. pt. 1002. The Bureau has identified the following violations: Respondent violated the ECOA and Regulation B by permitting dealers to charge higher interest rates to consumer auto loan borrowers on the basis of race and national origin. The DOJ has alleged the same violations in a civil action filed in the United States District Court for the Southern District of Ohio styled United States of America v. Fifth Third Bank, filed on or about September 28, 2015. The Bureau hereby issues, pursuant to sections 1053 and 1055 of the Consumer Financial Protection Act of 2010 (CFPA), 12 U.S.C. §§ 5563, 5565, this Consent Order (Consent Order) in coordination with the DOJ.

I

Jurisdiction

1.	The Bureau has jurisdiction to enforce the ECOA pursuant to the CFPA, 12 U.S.C. §§ 5481(12)(D), (14), 5563, 5565 and the ECOA, 15 U.S.C. § 1691c(a)(9).

II

Stipulation

2.	Respondent has executed a “Stipulation and Consent to the Issuance of a Consent Order,” dated September 28, 2015 (Stipulation), which is incorporated by reference and is accepted by the Bureau. By this Stipulation, Respondent has consented to the issuance of this Consent Order by the Bureau under sections 1053 and 1055 of the CFPA, 12 U.S.C. §§ 5563 and 5565, without admitting or denying any of the findings of fact or conclusions of law, except that Respondent admits the facts necessary to establish the Bureau’s jurisdiction over Respondent and the subject matter of this action.

III

Definitions

3.	The following definitions apply to this Consent Order:

a.	“Affected Consumers” include African-American and Hispanic consumers who entered into a retail installment contract with Respondent during the Relevant Period (as defined in paragraph 3(i), below).

b.	“Board” means Respondent’s duly-elected and acting Board of Directors.

c.	“Compliance Committee” means Respondent’s Special Regulatory Oversight Committee, a joint committee of the Boards of Directors of Fifth Third Bancorp and Fifth Third Bank.

For settlement purposes only; subject to Fed. R. Evid. 408

d.	“Dealer Discretion” means the entire range of dealer deviation from Respondent’s risk-based buy rate, whether exercised by increasing or decreasing the buy rate, such as by altering the interest rate or buying down the rate. “Dealer Discretion” does not include Respondent’s discretion to modify the buy rate. “Dealer Discretion” does not include a dealer’s buying down of the buy rate with respect to all consumers to the extent such special offers are clearly advertised to all consumers.

e.	“Effective Date” means the date on which this Consent Order is issued.

f.	“Executive Officers” means collectively the senior management of Fifth Third Bank, including but not limited to its Principal Executive Officer(s), Principal Financial Officer(s), Chief Risk Officer(s), Treasurer(s), Head of its Consumer Bank, Head of Auto Lending, Chief Credit Officer, Chief Consumer Credit Officer and its Chief Compliance Officer(s).

g.	“Fair Lending Director” means the Assistant Director of the Office of Fair Lending and Equal Opportunity for the Bureau, or his/her delegee.

h.	“Non-objection” means written notification to Respondent that there is not an objection to a proposal by Respondent for a course of action. In the event the Fair Lending Director or the DOJ object to any proposed action by Respondent, the Fair Lending Director and the DOJ shall direct Respondent to make revisions, and Respondent shall make the revisions and resubmit the proposed action within thirty (30) days. Upon notification to Respondent of non-objection, Respondent must implement the course of action within thirty (30) days unless otherwise specified. Respondent cannot make any changes to the course of action without obtaining written notification to Respondent that there is not an objection to Respondent’s proposed change.

i.	“Related Consumer Action” means a private action by or on behalf of one or more consumers or an enforcement action by another governmental agency brought against Respondent based on substantially the same facts as described in Section IV of this Consent Order.

For settlement purposes only; subject to Fed. R. Evid. 408

j.	“Relevant Period” means the period from January 1, 2010 through the Effective Date.

k.	“Respondent” means Fifth Third Bank, and its successors and assigns.

IV

Bureau Findings and Conclusions

The Bureau finds the following:

4.	Respondent is a depository institution owned by Fifth Third Bancorp. Respondent is incorporated in the state of Ohio with its principal place of business in Cincinnati, Ohio. As of June 30, 2015, Respondent had over $139 billion in total assets.

5.	Respondent is a “covered person” as that term is defined by 12 U.S.C. § 5481(6).

6.	As of the second quarter of 2015, Respondent was the ninth largest depository auto loan lender in the United States. Respondent held a 1.3 percent share of the overall auto loan market based on originations, making it the 17th largest auto loan lender overall. The Bureau has supervisory authority over Respondent.

7.	From January 2013 through May 2013, the Bureau conducted an examination covering the Respondent’s indirect auto lending business from 2010 - 2011 for compliance with the ECOA and its implementing regulation, Regulation B.

8.	On March 6, 2014, based on the Bureau’s finding that it had reason to believe Respondent has engaged in a pattern or practice of lending discrimination in violation of Section 701(a) of the ECOA, the Bureau referred the matter to the DOJ pursuant to Section 706(g) of the ECOA and the December 6, 2012 Memorandum of Understanding between the Bureau and the DOJ. The Bureau’s and the DOJ’s joint investigation expanded the examined time period to include the Respondent’s auto loans from 2012 through the first quarter of 2014.

For settlement purposes only; subject to Fed. R. Evid. 408

9.	Each loan application submitted by a dealer is required to comply with the policies, conditions, and requirements that Respondent sets for dealers.

10.	Automobile dealers submit applications to Respondent on behalf of consumers. To determine whether it will fund a loan, and on what terms, Respondent conducts an underwriting process on each loan application submitted by its dealers on behalf of a consumer. For those applications that Respondent approves, Respondent sets a specified “buy rate.” Respondent determines the buy rate using a proprietary underwriting and pricing model that takes into account individual borrowers’ creditworthiness and other objective criteria related to borrower risk. Respondent then communicates that buy rate to the dealer that submitted the application to Respondent. Respondent’s buy rate reflects the minimum interest rate, absent additional discounts or reductions, at which Respondent will finance or purchase a retail installment contract from a dealer.

11.	Respondent maintains a specific policy and practice that provides dealers discretion to mark up a consumer’s interest rate above Respondent’s established risk-based buy rate. The difference between the buy rate and the consumer’s interest rate on the retail installment contract (contract rate) is known as the “dealer markup.” Respondent compensates dealers from the increased interest revenue to be derived from the dealer markup.

12.	During the Relevant Period, Respondent limited the dealer markup to 175-250 basis points with variation based on term, geography, and time period.

13.	Respondent regularly participates in the decision to extend credit by taking responsibility for underwriting, setting the terms of credit by establishing the risk-based buy rate on each application, and communicating those terms to automobile dealers. Respondent influences the credit decision by indicating to automobile dealers whether or not Respondent will purchase retail installment contracts on the terms specified by Respondent.

For settlement purposes only; subject to Fed. R. Evid. 408

14.	Respondent is a creditor within the meaning of the ECOA, 15 U.S.C. § 1691a(e), and Regulation B, 12 C.F.R. § 1002.2(l).

15.	The Bureau and the DOJ analyzed the dealer markup of the retail installment contracts that Respondent purchased between January 1, 2010 and March 31, 2014. During the time period covered by the analyses, Respondent purchased hundreds of thousands of retail installment contracts, and the Bureau and the DOJ determined that thousands of retail installment contracts that Respondent purchased had African-American and Hispanic borrowers.[1]

16.	The retail installment contracts analyzed by the Bureau and the DOJ did not contain information on the race or national origin of borrowers. To evaluate any differences in dealer markup, the Bureau and the DOJ assigned race and national origin probabilities to applicants. The Bureau and the DOJ employed a proxy methodology that combines geography-based and name-based probabilities, based on public data published by the United States Census Bureau, to form a joint probability using the Bayesian Improved Surname Geocoding (BISG) method.[2] The joint race and national origin probabilities obtained through the BISG method were then used directly in the Bureau’s and DOJ’s models to estimate any disparities in dealer markup on the basis of race or national origin.

17.	The Bureau’s and the DOJ’s markup analyses focused on the interest rate difference between each borrower’s contract rate and each borrower’s buy rate set by Respondent. Respondent considers individual borrowers’ creditworthiness and other objective criteria related to borrower risk in setting the buy rate as explained in paragraph 10. The dealer

[1]	As used here, “African American” includes “Black or African American” and “Hispanic” includes “Hispanic or Latino,” as defined by the Office of Management and Budget in Revisions to the Standards for the Classification of Federal Data on Race and Ethnicity (Oct. 30, 1997), available at http://www.whitehouse.gov/omb/fedreg_1997standards.
[2]	See Using Publicly Available Information to Proxy for Unidentified Race and Ethnicity: A Methodology and Assessment (Sept. 17, 2014), available at http://www.consumerfinance.gov/reports/using-publicly-available-information-to-proxy-for-unidentified-race-andethnicity/.

For settlement purposes only; subject to Fed. R. Evid. 408

markups charged by Respondent to consumers are based on dealer discretion and are separate from, and not controlled by, the adjustments for creditworthiness and other objective criteria related to borrower risk that are already reflected in the buy rate. Respondent’s markup policy did not include consideration of these factors. Because the analysis focused on only the difference between each borrower’s contract rate and buy rate, it did not make additional adjustments for creditworthiness or other objective criteria related to borrower risk.

18.	During the time period covered by the analyses, on average, African-American borrowers were charged approximately thirty-five (35) basis points more in dealer markup than similarly-situated non-Hispanic whites for retail installment contracts. These disparities are statistically significant,[3] and these differences are based on race and not based on creditworthiness or other objective criteria related to borrower risk. These disparities mean that thousands of African-American borrowers paid higher markups than the average non-Hispanic white markup and were obligated to pay, on average, over $200 more each in interest than similarly-situated non-Hispanic white borrowers assuming they held their loans for the full term of the contract.

19.	During the time period covered by the analyses, on average, Hispanic borrowers were charged approximately thirty-six (36) basis points more in dealer markup than similarly-situated non-Hispanic whites for retail installment contracts. These disparities are statistically significant, and these differences are based on national origin and not based on creditworthiness or other objective criteria related to borrower risk. These disparities mean that thousands of Hispanic borrowers paid higher markups than the average non-Hispanic white markup and were obligated to pay, on average, over $200 more each in interest than similarly-situated non-Hispanic white borrowers assuming they held their loans for the full term of the contract.

[3]	Statistical significance is a measure of probability that an observed outcome would not have occurred by chance. As used in this Consent Order, an outcome is statistically significant if the probability that it could have occurred by chance is less than 5%.

For settlement purposes only; subject to Fed. R. Evid. 408

20.	The higher markups that Respondent charged to African-American and Hispanic borrowers are a result of Respondent’s specific policy and practice of allowing dealers to mark up a consumer’s interest rate above Respondent’s established buy rate and then compensating dealers from that increased interest revenue.

21.	Respondent’s specific policy and practice of allowing dealers to mark up a consumer’s interest rate above Respondent’s established buy rate and then compensating dealers from that increased interest revenue continued throughout the entire Relevant Period.

22.	During most of the Relevant Period, Respondent failed to take timely and adequate action to address markup disparities that Respondent had identified across its portfolio of retail installment contracts. As a result, Respondent did not employ adequate controls to prevent discrimination. However, during the course of the Bureau’s and the DOJ’s investigation, the Bank implemented some redress steps that provided relief to approximately 23,000 Affected Consumers.

23.	Respondent’s specific policy and practice of allowing dealers to mark up a consumer’s contract rate above Respondent’s established buy rate and then compensating dealers from that increased interest revenue without adequate controls and monitoring is not justified by legitimate business need and constitutes discrimination against applicants with respect to credit transactions on the basis of race and national origin in violation of the ECOA, 15 U.S.C. § 1691(a)(1), and Regulation B, 12 C.F.R. §§ 1002.4(a), 1002.6(a), 1002.6(b)(9).

For settlement purposes only; subject to Fed. R. Evid. 408

ORDER

V

Conduct Provisions

IT IS ORDERED, under sections 1053 and 1055 of the CFPA, that:

24.	Respondent and its officers, agents, servants, employees, and attorneys who have actual notice of this Consent Order, whether acting directly or indirectly, may not violate section 701 of the ECOA, 15 U.S.C. § 1691(a)(1), and Regulation B, 12 C.F.R. pt. 1002, by engaging in any act or practice that discriminates on the basis of race or national origin in any aspect of Dealer Discretion in the pricing of automobile loans.

VI

Remedial Action

IT IS FURTHER ORDERED that:

25.	Respondent shall implement a dealer compensation policy conforming with one (1) of the three (3) options detailed below. If a non-objection of the Fair Lending Director and DOJ is required in a chosen option, Respondent shall submit the policy for non-objection within thirty (30) days of the Effective Date. Respondent shall implement the chosen option within the later of (a) one hundred and twenty 120 days after the Effective Date, or (b) thirty (30) days of obtaining any required non-objection. Respondent shall not implement any revised dealer compensation policy until obtaining all non-objections of the Fair Lending Director and the DOJ required by the chosen option.

Option One:

a.

Respondent will limit Dealer Discretion in setting the contract rate to one hundred and twenty-five (125) basis points for retail installment contracts with terms of sixty (60) months or less, and one hundred (100) basis points for retail installment contracts with terms greater than sixty (60) months. Respondent is not precluded

For settlement purposes only; subject to Fed. R. Evid. 408

from including in its compensation policies an additional nondiscretionary component of dealer compensation consistent with applicable laws and subject to the non-objection of the Fair Lending Director and the DOJ. Respondent may provide entirely nondiscretionary dealer compensation to some dealers (consistent with subparagraph h of Option Three, described below) while it provides discretionary compensation to other dealers consistent with Option One, so long as all loans purchased from a particular dealer are compensated using only one of the two compensation systems.[4]

b.	Respondent will maintain general compliance management systems reasonably designed to assure compliance with all relevant federal consumer financial laws, including the ECOA. With respect to monitoring Dealer Discretion for compliance with the ECOA, Respondent must, at a minimum:

i.	Send annual notices to all dealers explaining the ECOA, stating Respondent’s expectation with respect to ECOA compliance, and articulating the dealer’s obligation to price retail installment contracts in a non-discriminatory manner.

ii.	Monitor for compliance with Dealer Discretion limits.

c.	Respondent shall submit data on its indirect auto lending portfolio to the Fair Lending Director and the DOJ, at their request, semiannually for analysis and monitoring.

Option Two:

d.	Respondent will limit Dealer Discretion in setting the contract rate to one hundred and twenty-five (125) basis points for retail installment contracts with terms of sixty

[4]

Consistent with the definition of “Dealer Discretion,” Respondent is not precluded from maintaining policies to reduce its risk-based buy rate based on competitive offers (e.g., a valid, dealer documented, competitive offer from another financing source) when it is necessary to retain the customer’s transaction. Any such modifications, or “competitive modifiers,” based on such policies shall (1) not result in a reduction in the risk-based buy rate exceeding limits set forth in Respondent’s established policies and procedures; (2) eliminate Dealer Discretion in the transaction; and (3) be documented by identifying within Respondent’s systems, the institution offering the competitive rate and the rate offered.

For settlement purposes only; subject to Fed. R. Evid. 408

(60) months or less, and one hundred (100) basis points for retail installment contracts with terms greater than sixty (60) months. Respondent is not precluded from including in its compensation policies an additional nondiscretionary component of dealer compensation consistent with applicable laws and subject to the non-objection of the Fair Lending Director and the DOJ. Respondent may provide entirely nondiscretionary dealer compensation to some dealers (consistent with subparagraph h of Option Three, described below) while it provides discretionary compensation to other dealers consistent with Option Two, so long as all loans purchased from a particular dealer are compensated using only one of the two compensation systems.

i.	Respondent shall establish a pre-set rate of dealer participation (i.e., additional interest above the risk-based buy rate) that Respondent will require dealers to include in all credit offers that the dealer extends to customers (“Standard Dealer Participation Rate”), such that:

A.	The Standard Dealer Participation Rate cannot exceed one hundred and twenty-five (125) basis points for retail installment contracts with terms of sixty (60) months or less, and one hundred (100) basis points for retail installment contracts with terms greater than sixty (60) months.

B.	Respondent may allow dealers to include a single, set lower dealer participation rate than the Standard Dealer Participation Rate for particular loan types and/or channels or for all loans purchased from a particular dealership.

C.	Respondent may allow dealers to include a lower dealer participation rate than the Standard Dealer Participation Rate based on a lawful exception pursuant to the fair lending policies and procedures as set forth below, and subject to the dealer’s agreement to abide by the policies and maintain required documentation.

For settlement purposes only; subject to Fed. R. Evid. 408

ii.	To the extent Respondent allows exceptions to the Standard Dealer Participation Rate, to ensure consistency with the requirements of the ECOA, Respondent shall establish policies and procedures for those exceptions subject to the non-objection of the Fair Lending Director and the DOJ. The Bureau and the DOJ recommend that the policies and procedures for such exceptions include the following elements:

A.	Granting Exceptions: Policies and procedures that specifically define the circumstances when Respondent allows downward departures from the Standard Dealer Participation Rate.

B.	Documenting Exceptions: Policies and procedures that require on a loan-by-loan basis, documentation appropriate for each specific exception that is, at a minimum, sufficient to effectively monitor compliance with the exceptions policies. Such documentation should be sufficient not only to explain the basis for granting any exception to the Standard Dealer Participation Rate, but also to provide details and/or documentation of the particular circumstances of the exception.

C.	Record Retention: Policies and procedures for documentation retention requirements that, at a minimum, comply with the requirements of Regulation B.

e.	Respondent will develop and maintain a compliance management system to monitor dealer compliance with setting contracts at the Standard Dealer Participation Rate and any exceptions thereto to ensure they comply with the conditions for exceptions to the Standard Dealer Participation Rate. This will include:

i.	Training dealers on Respondent’s exceptions policies and procedures;

For settlement purposes only; subject to Fed. R. Evid. 408

ii.	Regular monitoring of dealers’ exceptions to the Standard Dealer Participation Rate, including documentation of those exceptions;

iii.	Periodic audits for compliance with all policies and procedures relevant to granting exceptions to the Standard Dealer Participation Rate and to test for and identify fair lending risk; and

iv.	Appropriate corrective action for a dealer’s noncompliance with Respondent’s exceptions policies and procedures, culminating in the restriction or elimination of dealers’ ability to exercise discretion in setting a consumer’s contract rate or exclusion of dealers from future transactions with Respondent.

f.	Respondent will maintain general compliance management systems reasonably designed to assure compliance with all relevant federal consumer financial laws, including the ECOA. With respect to monitoring Dealer Discretion for compliance with the ECOA, Respondent, in addition to the monitoring set forth in paragraph (e)(iv) above, must, at a minimum:

i.	Send annual notices to all dealers explaining the ECOA, stating Respondent’s expectation with respect to ECOA compliance, and articulating the dealer’s obligation to price retail installment contracts in a non-discriminatory manner.

ii.	Monitor for compliance with Dealer Discretion limits.

g.	Respondent shall submit data on its indirect auto lending portfolio to the Fair Lending Director and the DOJ, at their request, semiannually for analysis and monitoring.

Option Three:

h.	Respondent will maintain policies that do not allow dealers any discretion to set the contract rate subject to the non-objection of the Fair Lending Director and the DOJ.

For settlement purposes only; subject to Fed. R. Evid. 408

i.	Respondent will maintain general compliance management systems reasonably designed to assure compliance with all relevant federal consumer financial laws, including the ECOA. This will include Respondent sending annual notices to all dealers explaining the ECOA, stating Respondent’s expectation with respect to ECOA compliance, and articulating the dealer’s obligation to price retail installment contracts in a non-discriminatory manner.

j.	Respondent will not have to review or remunerate for prohibited basis disparities in dealer markup resulting from Dealer Discretion in setting the contract rate, because there is no such discretion. Respondent will not have to maintain a compliance management system to monitor dealer exceptions because dealers do not have such discretion.

VII

Role of the Board of Directors

IT IS FURTHER ORDERED that:

26.	The Compliance Committee must review all submissions (including plans, reports, programs, policies, and procedures) required by this Consent Order prior to submission to the Fair Lending Director and the DOJ.

27.	Although this Consent Order requires Respondent to submit certain documents for review or non-objection by the Fair Lending Director and the DOJ, the Board will have the ultimate responsibility for proper and sound oversight of Respondent and for ensuring that Respondent complies with federal consumer financial law and this Consent Order.

28.	In each instance in this Consent Order that requires the Board or Compliance Committee to ensure adherence to, or perform certain obligations of Respondent, the Board or Compliance Committee must:

a.	Authorize and adopt whatever actions are necessary for Respondent to fully comply with this Consent Order;

For settlement purposes only; subject to Fed. R. Evid. 408

b.	Require timely reporting by management to the Board or Compliance Committee on the status of compliance obligations; and

c.	Require timely and appropriate corrective action to remedy any failure to comply with the Board or Compliance Committee directives related to this Section.

29.	The Board will ensure that the Compliance Committee consists of at least three (3) members, at least one of whom shall be a member of Respondent’s Board of Directors and shall report directly to the Board. Within twenty (20) days of the Effective Date, Respondent shall provide in writing to the Fair Lending Director and the DOJ the name of each member of the Compliance Committee. In the event of any change in membership, the Board shall submit the name of any new member in writing to the Fair Lending Director and the DOJ within thirty (30) days of such a change.

30.	Until the termination of this Consent Order, the Compliance Committee shall be responsible for monitoring and coordinating Respondent’s adherence to the provisions of this Consent Order. The Compliance Committee shall meet at least every other month, and shall maintain minutes of its meetings.

MONETARY PROVISIONS

VIII

Order to Pay Redress

IT IS FURTHER ORDERED that:

31.

Subject to the credit discussed below, Respondent is required to pay eighteen million dollars ($18,000,000.00) in redress to Affected Consumers who were overcharged. Within thirty (30) days of the Effective Date, Respondent shall deposit into an interest-bearing escrow account twelve million dollars ($12,000,000.00), for the purpose of

For settlement purposes only; subject to Fed. R. Evid. 408

providing redress to Affected Consumers who were overcharged as required by this Section. Respondent shall provide written verification of the deposit to the Bureau and the DOJ within five (5) business days of depositing the funds described in this paragraph. This, plus any amount added pursuant to paragraph 32 below, will constitute the Settlement Fund. Any interest that accrues will become part of the Settlement Fund and will be utilized and disposed of as set forth herein. Any taxes, costs, or other fees incurred by the Settlement Fund shall be paid by Respondent.

32.	Based on a determination made by the Fair Lending Director and the DOJ, Respondent shall receive a credit of no less than five million dollars ($5,000,000.00) and no more than six million dollars ($6,000,000.00) for remediation it has already provided to Affected Consumers. If the Bureau and the Fair Lending Director determine that the credit is less than six million dollars ($6,000,000.00), Respondent shall deposit an additional amount of up to one million dollars ($1,000,000.00) into the Settlement Fund, based on the Fair Lending Director’s and the DOJ’s determination, such that the total amount of redress is eighteen million dollars ($18,000,000.00).

33.

Within thirty (30) days of the Effective Date, Respondent shall identify a proposed Settlement Administrator (“Administrator”), who shall be subject to the non-objection of the Fair Lending Director and the DOJ. Within thirty (30) days of an Administrator’s selection, Respondent shall, subject to the non-objection of the Fair Lending Director and the DOJ to its terms, execute a contract with the Administrator to conduct the activities set forth in paragraphs 35 through 43. Respondent shall bear all costs and expenses of the Administrator. The Administrator’s contract shall require the Administrator to comply with the provisions of this Consent Order as applicable to the Administrator and shall require it to work cooperatively with Respondent, the Bureau, and the DOJ in the conduct of its activities, including reporting regularly and providing all reasonably requested information to the Fair Lending Director and the DOJ. The contract with the

For settlement purposes only; subject to Fed. R. Evid. 408

Administrator shall require the Administrator to comply with all confidentiality and privacy restrictions applicable to the party who supplied information and data to the Administrator.

34.	In the event that the Fair Lending Director or the DOJ have reason to believe that the Administrator is not materially complying with the terms of the contract with the Administrator, they shall provide written notice to Respondent detailing the noncompliance. Within fourteen (14) days, Respondent shall present for review and determination of non-objection a course of action to effectuate the Administrator’s material compliance with the terms of the contract with the Administrator.

35.	The contract with the Administrator shall require the Administrator, as part of its operations, to establish cost-free means for Affected Consumers to contact it, including an email address, a website, a toll-free telephone number, and means for persons with disabilities to communicate effectively. The contract with the Administrator shall require the Administrator to make all reasonable efforts to provide effective translation services to Affected Consumers, including but not limited to providing live English and foreign-language-speaking operators to speak to Affected Consumers who call the toll-free telephone number and request a live operator, and providing foreign language interpretations and translations for communications with Affected Consumers.

36.	The Fair Lending Director and the DOJ shall request from Respondent information and data the Fair Lending Director and the DOJ reasonably believe will assist in identifying Affected Consumers and determining any monetary and other damages, including but not limited to a database of all retail installment contracts booked by Respondent during the Relevant Period and all data variables the Bureau obtained during its investigation. Within ninety (90) days of the Effective Date, Respondent shall supply the requested information and data.

For settlement purposes only; subject to Fed. R. Evid. 408

37.	The Fair Lending Director and the DOJ shall jointly provide to the Administrator and Respondent a list of retail installment contracts with consumers that the Fair Lending Director and the DOJ have determined are eligible to receive monetary relief pursuant to this Consent Order after receipt of all the information and data they requested pursuant to paragraph 36. The total amount of the Settlement Fund shall not be altered based on the number of listed retail installment contracts.

38.	Within thirty (30) days after the date the Fair Lending Director and the DOJ provide the list of retail installment contracts referenced in paragraph 37, Respondent will provide to the Fair Lending Director, the DOJ, and the Administrator the name, most recent mailing address in its servicing records, Social Security number, and other information as requested for the primary borrower and each co-borrower (if any) on each listed retail installment contract (“Identified Borrowers”). Such information and data shall be used by the Bureau, the DOJ, and the Administrator only for the law enforcement purposes of implementing the Consent Order. The total amount of the Settlement Fund shall not be altered based on the number of Identified Borrowers.

39.	After receipt of all the information required to be provided by paragraph 38, the Fair Lending Director and the DOJ shall provide Respondent and the Administrator with the initial estimate of the amount each Identified Borrower will receive from the Settlement Fund. No individual, agency, or entity may request that any court, the Bureau, the DOJ, Respondent, or the Administrator review the selection of Identified Borrowers or the amount to be received. The total amount of the Settlement Fund shall not be altered based on the amounts that Identified Borrowers receive.

40.	The contract with the Administrator shall require the Administrator to adopt effective methods, as requested by the Fair Lending Director and the DOJ, to confirm the identities and eligibility of Identified Borrowers and provide to the Fair Lending Director and the DOJ a list of Identified Borrowers whose identities and eligibility have been confirmed (“Confirmed Borrowers”) within two hundred and seventy (270) days from the date the Fair Lending Director and the DOJ provide the information described in paragraph 39.

For settlement purposes only; subject to Fed. R. Evid. 408

41.	Within sixty (60) days after the date the Administrator provides to the Fair Lending Director and the DOJ the list of Confirmed Borrowers, the Fair Lending Director and the DOJ shall provide to the Administrator a list containing the final payment amount for each Confirmed Borrower. The total amount of the Settlement Fund shall not be altered based on the number of Confirmed Borrowers or the amounts they receive. No individual, agency, or entity may request that any court, the Bureau, the DOJ, Respondent, or the Administrator review the final payment amounts.

42.	The contract with the Administrator shall require the Administrator to deliver payment to each Confirmed Borrower in the amount determined by the Fair Lending Director and the DOJ as described in paragraph 41 within forty-five (45) days. The contract with the Administrator shall also require the Administrator to further conduct a reasonable search for a current address and redeliver any payment that is returned to the Administrator as undeliverable, or not deposited within six (6) months.

43.	The contract with the Administrator shall require the Administrator to maintain the cost-free means for consumers to contact it described in paragraph 35 and finalize distribution of the final payments described in paragraphs 41 and 42 within twelve (12) months from the date the Fair Lending Director and the DOJ provide the list of final payment amounts to the Administrator in accordance with paragraph 41. Confirmed Borrowers shall have until that date to request reissuance of payments that have not been deposited.

44.	The details regarding administration of the Settlement Fund set forth in paragraphs 35 through 43 can be modified by agreement of the Fair Lending Director, the DOJ, and Respondent. Payments from the Settlement Fund to Confirmed Borrowers collectively shall not exceed the amount of the Settlement Fund (including any additional payment required under paragraph 32), including accrued interest.

For settlement purposes only; subject to Fed. R. Evid. 408

45.	Respondent will not be entitled to a set-off, or any other reduction, of the amount of final payments to Confirmed Borrowers because of any debts owed by the Confirmed Borrowers. Respondent also will not refuse to make a payment based on a release of legal claims or account modification previously signed by any Confirmed Borrowers.

46.	Upon the Administrator’s completion of the distribution of funds to Confirmed Borrowers, and in the event that funds remain after the Respondent provides redress to Confirmed Borrowers as set forth in paragraph 42, distribution of any and all remaining money shall be subject to Court approval in accordance with paragraphs 23-25 of any Consent Order entered by the United States District Court for the Southern District of Ohio in the civil action styled United States of America v. Fifth Third Bank, filed on or about September 28, 2015, and if still remaining, deposited in the U.S. Treasury as disgorgement.

IX

Additional Monetary Provisions

IT IS FURTHER ORDERED that:

47.	In the event of any default on Respondent’s obligations to make payment under this Consent Order, interest, computed under 28 U.S.C. § 1961, as amended, will accrue on any outstanding amounts not paid from the date of default to the date of payment, and will immediately become due and payable.

48.	Respondent must relinquish all dominion, control, and title to the funds paid to the fullest extent permitted by law and no part of the funds may be returned to Respondent.

49.	Under 31 U.S.C. § 7701, Respondent, unless it already has done so, must furnish to the Fair Lending Director and the DOJ its taxpayer identifying numbers, which may be used for purposes of collecting and reporting on any delinquent amount arising out of this Consent Order.

50.	Within thirty (30) days of the entry of a final judgment, consent order, or settlement in a Related Consumer Action, Respondent must notify the Fair Lending Director and the DOJ of the final judgment, consent order, or settlement in writing. That notification must indicate the amount of redress, if any, that Respondent paid or is required to pay to consumers and describe the consumers or classes of consumers to whom that redress has been or will be paid.

For settlement purposes only; subject to Fed. R. Evid. 408

COMPLIANCE PROVISIONS

X

Reporting Requirements

IT IS FURTHER ORDERED that:

51.	Respondent must notify the Fair Lending Director and DOJ of any development that may affect compliance obligations arising under this Consent Order, including but not limited to, a dissolution, assignment, sale, merger, or other action that would result in the emergence of a successor company; the creation or dissolution of a subsidiary, parent, or affiliate that engages in any acts or practices subject to this Consent Order; the filing of any bankruptcy or insolvency proceeding by or against Respondent; or a change in Respondent’s name or address. Respondent must provide this notice as soon as practicable after learning about the development, but in any case at least thirty (30) days before the development is finalized.

52.	Within ten (10) business days of the Effective Date, Respondent must:

a.	Designate at least one telephone number and email, physical, and postal address as points of contact, which the Bureau and the DOJ may use to communicate with Respondent regarding this Consent Order;

For settlement purposes only; subject to Fed. R. Evid. 408

b.	Identify all indirect auto lending businesses for which Respondent is the majority owner, or that Respondent directly or indirectly controls, by all of their names, telephone numbers, and physical, postal, email, and Internet addresses;

c.	Describe the activities of each such business, including the products and services offered, and the means of advertising, marketing, and sales.

d.	Respondent must report any change in the information required to be submitted under this Section (paragraphs 51 to 53) as soon as practicable, but in any case at least thirty (30) days before the change.

53.	Within one hundred and eighty (180) days of the Effective Date, and every one hundred and eighty (180) days thereafter until the termination of this Consent Order, Respondent must submit to the Fair Lending Director and the DOJ an accurate written Compliance Progress Report, which has been approved by the Board. Each Report shall provide a complete account of Respondent’s actions to comply with each requirement of the Consent Order during the previous six (6) months, an objective assessment of the extent to which each quantifiable obligation was met, an explanation of why any particular component fell short of meeting its goal for the previous six (6) months, and any recommendation for additional actions to achieve the goals of the Consent Order.

XI

Order Distribution and Acknowledgment

IT IS FURTHER ORDERED that:

54.	Within thirty (30) days of the Effective Date, Respondent must deliver a copy of this Consent Order to each of its Board members and Executive Officers.

55.	Until the termination of this Consent Order, Respondent must deliver a copy of this Consent Order to any business entity resulting from any change in structure referred to in Section X and any future Board Members and Executive Officers within thirty (30) days after they assume their responsibilities.

56.	Respondent must secure a signed and dated statement acknowledging receipt of a copy of this Consent Order, ensuring that any electronic signatures comply with the requirements of the E-Sign Act, 15 U.S.C. § 7001 et seq., within thirty (30) days of delivery, from all persons receiving a copy of this Consent Order pursuant to this Section.

For settlement purposes only; subject to Fed. R. Evid. 408

XII

Recordkeeping

IT IS FURTHER ORDERED that:

57.	Respondent must create and/or retain for at least three (3) years from the Effective Date the following business records:

a.	All documents and records necessary to demonstrate full compliance with each provision of this Consent Order, including but not limited to, reports submitted to the Fair Lending Director and the DOJ and all documents and records pertaining to redress, as set forth in Section VIII above;

b.	All documents and records pertaining to the order to pay redress, described in Section VIII above; and

c.	All written consumer complaints related to Respondent’s retail installment contracts alleging discrimination by Respondent (whether received directly or indirectly, such as through a third party), and any responses to those written complaints or requests.

58.	All business records created or retained pursuant to this Section shall be retained at least until the termination of this Consent Order, and shall be made available upon the Fair Lending Director’s or the DOJ’s request to Bureau representatives or DOJ representatives, respectively, within sixty (60) days of a request.

For settlement purposes only; subject to Fed. R. Evid. 408

XIII

Modifications to Non-Material Requirements

IT IS FURTHER ORDERED that:

59.	Respondent may seek a modification to non-material requirements of this Consent Order (e.g., reasonable extensions of time and changes to reporting requirements) by submitting a written request to the Fair Lending Director and the DOJ.

60.	The Fair Lending Director may, in his/her discretion, modify any non-material requirements of this Consent Order (e.g., reasonable extensions of time and changes to reporting requirements) if the Fair Lending Director determines good cause justifies the modification. Any such modification by the Fair Lending Director must be in writing.

XIV

Notices

IT IS FURTHER ORDERED that:

61.	Unless otherwise directed in writing by a Bureau or a DOJ representative, all submissions, requests, communications, consents, or other documents relating to this Consent Order shall be in writing and sent as follows:

To the Fair Lending Director:

By overnight courier (not the U.S. Postal Service), as follows:

Fair Lending Director

Consumer Financial Protection Bureau

ATTENTION: Vincent Herman

1625 Eye Street, N.W.

Washington, DC 20006

The subject line shall begin: In re Fifth Third Bank, File No. 2015-CFPB [Docket # 0024], dated September 28, 2015; or

For settlement purposes only; subject to Fed. R. Evid. 408

By first-class mail, as follows:

Fair Lending Director

Consumer Financial Protection Bureau

ATTENTION: Vincent Herman

1700 G Street, N.W.

Washington, DC 20552

The subject line shall begin: In re Fifth Third Bank, File No. 2015-CFPB [Docket # ], dated September 28, 2015

By contemporaneous email to Vincent.Herman@cfpb.gov.

To the DOJ:

Chief Housing and Civil Enforcement Section Civil Rights Division U.S. Department of Justice 1800 G Street NW, Suite 7002 Washington, DC 20006 Attn: DJ 188-58-12, United States v. Fifth Third Bank

By contemporaneous email to Lucy.Carlson@usdoj.gov.

XV

Administrative Provisions

62.	Except as provided in paragraphs 63 and 66, the provisions of this Consent Order do not bar, estop, or otherwise prevent the Bureau, or any other governmental agency, from taking any other action against Respondent.

63.	The Bureau releases and discharges Respondent from all potential liability for all ECOA claims of the Bureau for discriminating on the basis of race or national origin that have been or might have been asserted by the Bureau based on the practices described in Section IV of this Consent Order, to the extent such practices occurred prior to the Effective Date, and are known to the Bureau as of the Effective Date. Notwithstanding the foregoing, the practices described in this Consent Order may be utilized by the Bureau in future enforcement actions against Respondent and its affiliates, including without limitation, to establish a pattern or practice of violations or the continuation of a pattern or practice of violations or to calculate the amount of any penalty. This release shall not preclude or affect any right of the Bureau to determine and ensure compliance with the terms and provisions of this Consent Order, or to seek penalties for any violations thereof.

For settlement purposes only; subject to Fed. R. Evid. 408

64.	This Consent Order is intended to be, and will be construed as, a final Consent Order issued under section 1053 of the CFPA, 12 U.S.C. § 5563, and expressly does not form, and may not be construed to form, a contract binding the Bureau or the United States.

65.	Respondent may request to modify the compliance management program required by this Consent Order (as described in the Options set forth in Section VI) when the modification is based upon a change in circumstances that has arisen during the pendency of this Consent Order, including but not limited to any amendment to the statutory or regulatory regime applicable to dealer markup and compensation policies, or the adoption of a materially different dealer compensation policy by lenders comprising a majority of the auto loan market. Any such request to modify the compliance plan is subject to the Fair Lending Director’s and the DOJ’s review and determination that the modified compliance management program eliminates or substantially reduces Dealer Discretion, and determination of non-objection.

66.	This Consent Order will terminate three (3) years from the Effective Date. The Consent Order will remain effective and enforceable until such time, except to the extent that any provisions of this Consent Order have been amended, suspended, waived, or terminated in writing by the Bureau or its designated agent. The Bureau will not pursue any violations of ECOA against, or seek consumer remuneration from, Respondent for conduct undertaken with respect to Dealer Discretion that is both pursuant to and consistent with this Consent Order during the term of this Consent Order.

67.	Calculation of time limitations will run from the Effective Date and be based on calendar days, unless otherwise noted.

For settlement purposes only; subject to Fed. R. Evid. 408

68.	The provisions of this Consent Order will be enforceable by the Bureau. For any violation of this Consent Order, the Bureau may impose the maximum amount of civil money penalties allowed under section 1055(c) of the CFPA, 12 U.S.C. § 5565(c). In connection with any attempt by the Bureau to enforce this Consent Order in federal district court, the Bureau may serve Respondent wherever Respondent may be found and Respondent may not contest that court’s personal jurisdiction over Respondent.

69.	This Consent Order and the accompanying Stipulation contain the complete agreement between the Bureau and Respondent. The Bureau and Respondent have made no promises, representations, or warranties other than what is contained in this Consent Order and the accompanying Stipulation. This Consent Order and the accompanying Stipulation supersede any prior oral or written communications, discussions, or understandings.

70.	Nothing in this Consent Order or the accompanying Stipulation may be construed as allowing the Respondent, its Board, officers, or employees to violate any law, rule, or regulation.

71.	This Consent Order is enforceable only by the parties. No person or entity is intended to be a third party beneficiary of the provisions of this Consent Order for purposes of any civil, criminal, or administrative action, and accordingly, no person or entity may assert a claim or right as a beneficiary or protected class under this Consent Order.

72.	Each party to this Consent Order shall bear its own costs and attorney’s fees associated with this litigation.

73.

The Bureau and the Respondent agree that, as of the Effective Date, litigation between the parties is not “reasonably foreseeable” concerning the matters described above. To the extent that the Bureau or the Respondent previously implemented a litigation hold to preserve documents, electronically stored information, or things related to the matters described above, the prospect of litigation between the parties no longer requires them to

For settlement purposes only; subject to Fed. R. Evid. 408

maintain such litigation hold. Nothing in this paragraph relieves the Bureau or the Respondent of any other obligations imposed by this Consent Order, or other applicable law.

74.	To the extent that a specific action by Respondent is required both by this Consent Order and any Consent Order entered by the United States District Court for the Southern District of Ohio in the civil action styled United States of America v. Fifth Third Bank, filed on or about September 28, 2015, action by Respondent that satisfies a requirement under any such District Court Consent Order will satisfy that same requirement under this Consent Order.

IT IS SO ORDERED, this 28th day of September, 2015.

/s/ Richard Cordray
Richard Cordray
Director
Consumer Financial Protection Bureau

For settlement purposes only; subject to Fed. R. Evid. 408

UNITED STATES OF AMERICA

CONSUMER FINANCIAL PROTECTION BUREAU

File No. 2015-CFPB-0024

STIPULATION AND CONSENT TO THE ISSUANCE OF A CONSENT ORDER

In the matter of:

FIFTH THIRD BANK

The Consumer Financial Protection Bureau (Bureau) intends to initiate an administrative proceeding against Fifth Third Bank (Respondent), under 12 U.S.C. §§ 5563 and 5565, for its pricing of consumer automobile retail installment contracts in violation of the Equal Credit Opportunity Act (ECOA), 15 U.S.C. §§ 1691-1691f, and its implementing regulation, Regulation B, 12 C.P.R. pt. 1002.

Respondent, in the interest of compliance and resolution of the matter, without admitting or denying any wrongdoing, consents to the issuance of a Consent Order substantially in the form of the one to which this Stipulation and Consent to the Issuance of a Consent Order is attached (Consent Order), and which is incorporated by reference.

In consideration of the above premises, Respondent, through its authorized representative, agrees to the following:

Jurisdiction

1.	The Bureau has jurisdiction over this matter under sections 1053 and 1055 of the Consumer Financial Protection Act (CFPA), 12 U.S.C. §§ 5563, 5565.

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Consent

2.	Respondent agrees to the issuance of the Consent Order, without admitting or denying any of the findings of fact or conclusions of law, except that Respondent admits the facts necessary to establish the Bureau’s jurisdiction over Respondent and the subject matter of this action.

3.	Respondent agrees that the Consent Order will be deemed an “order issued with the consent of the person concerned” under 12 U.S.C. § 5563(b)(4), and agrees that the Consent Order will become a final order, effective upon issuance, and will be fully enforceable by the Bureau under 12 U.S.C. §§ 5563(d)(1) and 5565.

4.	Respondent voluntarily enters into this Stipulation and Consent to the Issuance of a Consent Order.

5.	The Consent Order resolves only Respondent’s potential liability for law violations that the Bureau asserted or might have asserted based on the practices described in Section IV of the Consent Order, to the extent such practices occurred before the Effective Date and the Bureau knows about them as of the Effective Date. Respondent acknowledges that no promise or representation has been made by the Bureau or any employee, agent, or representative of the Bureau, about any liability outside of this action that may have arisen or may arise from the facts underlying this action or immunity from any such liability.

6.	Respondent agrees that the facts described in Section IV of the Consent Order will be taken as true and be given collateral estoppel effect, without further proof, in any proceeding before the Bureau based on the entry of the Consent Order, or in any subsequent civil litigation by the Bureau to enforce the Consent Order or its rights to any payment or monetary judgment under the Consent Order.

7.	The terms and provisions of this Stipulation and the Consent Order will be binding upon, and inure to the benefit of, the parties hereto and their successors in interest.

8.	Respondent agrees that the Bureau may present the Consent Order to the Bureau Director for signature and entry without further notice.

9.	A copy of the Board Resolution authorizing execution of this Stipulation shall be delivered to the Bureau, along with the executed original of this Stipulation.

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Waivers

10.	Respondent, by consenting to this Stipulation, waives:

a.	Any right to service of the Consent Order, and agrees that issuance of the Consent Order will constitute notice to the Respondent of its terms and conditions;

b.	Any objection to the jurisdiction of the Bureau, including, without limitation, under section 1053 of the CFPA, 12 U.S.C. § 5563;

c.	The rights to all hearings under the statutory provisions under which the proceeding is to be or has been instituted; the filing of proposed findings of fact and conclusions of law; proceedings before, and a recommended decision by, a hearing officer; all post-hearing procedures; and any other procedural right available under section 1053 of the CFPA, 12 U.S.C. § 5563, or 12 CFR Part 1081;

d.	The right to seek any administrative or judicial review of the Consent Order;

e.	Any claim for fees, costs or expenses against the Bureau, or any of its agents or employees, and any other governmental entity, related in any way to this enforcement matter or the Consent Order, whether arising under common law or under the terms of any statute, including, but not limited to the Equal Access to Justice Act and the Small Business Regulatory Enforcement Fairness Act of 1996; for these purposes, Respondent agrees that Respondent is not the prevailing party in this action because the parties have reached a good faith settlement;

f.	Any other right to challenge or contest the validity of the Consent Order;

g.	Such provisions of the Bureau’s rules or other requirements of law as may be construed to prevent any Bureau employee from participating in the preparation of, or advising the Director as to, any order, opinion, finding of fact, or conclusion of law to be entered in connection with this Stipulation or the Consent Order; and

h.	Any right to claim bias or prejudgment by the Director based on the consideration of or discussions concerning settlement of all or any part of the proceeding.

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Fifth Third Bank BY:

/s/ Chad Borton	09/28/2015
Chad Borton	Date
Executive Vice President
Fifth Third Bank

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